EXHIBIT 99.2
30 October 1998


Not for release or distribution in or into Canada, Australia or Japan


Day Runner UK plc
("Day Runner")
Recommended Cash Offer for
Filofax Group Plc
("Filofax")


Offer Unconditional in all Respects

Level of Acceptances

By 3.00pm (London time) on 29 October 1998 valid acceptances of the Offer had been received in respect of a total of 17,346,994 Filofax Shares, representing approximately 71.97 per cent. of the issued share capital of Filofax. This includes acceptances in respect of 5,373,084 Filofax Shares representing approximately 22.29 per cent. of the Filofax issued share capital, held by directors and a former director of Filofax and certain of their families and associated interests who entered into irrevocable undertakings to accept the Offer. In addition, during the offer period, Day Runner has acquired 3,590,000 Filofax Shares, representing approximately 14.89 per cent. of the issued share capital of Filofax. Therefore, in total Day Runner now owns or has received valid acceptances of the Offer in respect of 20,936,994 Filofax Shares, representing approximately 86.86 per cent. of the issued share capital of Filofax.

The directors and former director of Filofax and members of their families and associated interests who entered into irrevocable undertakings to accept the Offer also held in aggregate a further 305,388 Filofax Shares, representing 1.27 per cent. of the issued share capital of Filofax, prior to the commencement of the Offer Period.

Save as disclosed above, neither Day Runner nor any person acting, or deemed to be acting, in concert with Day Runner held any Filofax Shares (or rights over such shares) immediately before the commencement of the Offer Period, or has acquired or agreed to acquire Filofax Shares (or rights over Filofax Shares) during the Offer Period and no acceptances of the Offer have been received from any persons acting, or deemed to be acting, in concert with Day Runner.

Offer Unconditional in all Respects

All the conditions to the Offer having been satisfied or waived, the Offer has been declared unconditional in all respects. The Offer will remain open for acceptance until 3.00pm (London time) on 12 November 1998. Filofax Shareholders who have not yet accepted the Offer are urged to complete and return their Acceptance Forms as soon as possible.

The consideration payable under the terms of the Offer will be posted not later than 12 November 1998 in respect of the Filofax Shares for which valid and complete acceptances of the Offer have already been received.

Filofax will operate as a subsidiary of Day Runner. Filofax's managing director, Christopher Brace, will head Filofax's operations, reporting directly to Day Runner chief executive officer James E. Freeman, Jr. and Michael Ball will continue as Group Finance Director reporting to Mr. Brace.

Day Runner chairman Mark Vidovich commented, "We are delighted that Filofax is now part of our group. We're confident that the Filofax brand will be an excellent complement to Day Runner's current product lines, and we believe that Filofax's established distribution in key markets outside the U.S. offers substantial growth opportunities. We look forward to working closely with Filofax's management to build the business."


Press Enquiries:

Wasserstein Perella                 Howard Covington          0171 446 8000
                                    Karen Dodd                0171 446 8000

Cazenove                            Julian Cazalet            0171 825 9350
                                    Edmund Byers              0171 825 9113

Brunswick                           James Bradley             0171 404 5959
                                    Victoria Sabin            0171 404 5959


Wasserstein Perella, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Day Runner and Day Runner, Inc. and no one else in connection with the Offer and will not be responsible to anyone other than Day Runner and Day Runner, Inc. for providing the protections afforded to customers of Wasserstein Perella nor for giving advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

This announcement does not constitute an offer or invitation to purchase any securities.

The definitions set out in the offer document dated 30 September 1998 have the same meaning in this announcement unless the context otherwise requires.